NALCO HOLDING COMPANY

2004 STOCK INCENTIVE PLAN

FORM OF

NONQUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT, is made effective as of May 6, 2005 (the “Date of Grant”), between Nalco Holding Company (the “Company”) and Gregory N. Nelson (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the Options provided for herein to the Participant pursuant to the Plan and the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

(a) Cause: “Cause” as defined in an employment agreement between the Participant and the Company or its Affiliates or, if not defined therein or if there is no such agreement, “Cause” shall mean (i) the commission by the Participant of an act of fraud or embezzlement, (ii) the indictment or conviction of the Participant for a felony or a crime involving moral turpitude or a plea by the Participant of guilty or nolo contendere involving such a crime, (iii) the malfeasance or willful misconduct by the Participant in the performance of the Participant’s duties, (iv) the violation by the Participant of a written Company policy regarding employment, including without limitation substance abuse, sexual harassment or discrimination, (v) the willful failure of the Participant to render services to the Company or any of its Subsidiaries which failure amounts to a material neglect of the Participant’s duties to the Company or any of its Subsidiaries (other than as a result of mental or physical incapacity) (vi) the repeated failure of the Participant to comply with reasonable directives of the Board or the chief executive officer of the Company consistent with the Participant’s duties or (vii) the material breach by the Participant of any of the provisions of any agreement between the Participant, on the one hand, and the Company or an Affiliate of the Company, on the other hand.

(b) Disability: “Disability” as defined in an employment agreement then in effect between the Participant and the Company or its Affiliates or if not defined therein or if there is no such agreement, “Disability” shall mean the inability of a Participant to perform the essential functions of the Participant’s job, with or without reasonable accommodation, by reason of a physical or mental infirmity, for a continuous period of six months or for an aggregate of nine months in a twenty-four month period. The period of six months shall be deemed continuous unless such Participant returns to work for at least 30 consecutive business days during such period and performs during such period at the level and competence that existed prior to the beginning of the six-month period.

(c) Expiration Date: The tenth anniversary of the Date of Grant.

(d) Plan: The Nalco Holding Company 2004 Stock Incentive Plan, as from time to time amended.

(e) Vested Portion: At any time, the portion of an Option which has become vested, as described in Section 3 of this Agreement.

2. Grant of Options. The Company hereby grants to the Participant the right and option to purchase (the “Option”), on the terms and conditions hereinafter set forth, 43,330 Shares, subject to adjustment as set forth in the Plan. The exercise price shall be $17.25 per Share (the “Option Price”). The Options are intended to be nonqualified stock options, and are not intended to be treated as ISOs that comply with Section 422 of the Code.

3.	Vesting of the Options.

(a) Vesting of the Option. Subject to the Participant’s continued Employment with the Company and its Affiliates, the Option shall vest and become exercisable with respect to one-fourth of the Shares subject to the Option on the first anniversary of the Date of Grant and shall vest and become exercisable with respect to an additional one-fourth of the Shares subject to the Option on each subsequent anniversary of the Date of Grant, until such Shares subject to the Option are 100% vested and exercisable.

(b) Termination of Employment. If the Participant’s Employment with the Company and its Affiliates terminates for any reason, the Option, to the extent not then vested and exercisable, shall be immediately canceled by the Company without consideration.

4.	Exercise of Options.

(a) Period of Exercise. Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the Expiration Date. Notwithstanding the foregoing, if the Participant’s Employment terminates prior to the Expiration Date, the Vested Portion of the Option shall remain exercisable for the period set forth below:

(i) Death or Disability. If the Participant’s Employment with the Company and its Affiliates is terminated due to the Participant’s death or Disability, the Participant may exercise the Vested Portion of an Option for a period ending on the earlier of (A) one year following the date of such termination and (B) the Expiration Date

(ii) Termination by the Company without Cause or Termination by the Participant. If the Participant’s Employment with the Company and its Affiliates is terminated (a) by the Company without Cause or (b) by the Participant, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) 90 days following the date of such termination and (B) the Expiration Date; and

(iii) Termination by the Company for Cause. If the Participant’s Employment with the Company and its Affiliates is terminated by the Company for Cause, the Vested Portion of the Option shall immediately terminate in full and cease to be exercisable.

Notwithstanding the above, the options may only be exercised during a period in which the Company can transfer registered shares to the Participants. He period of exercise shall be equitably adjusted in the event that the Company does not have available to it property registered shares at the time of an attempted exercise.

(b)	Method of Exercise.

(i) Subject to Section 4(a) of this Agreement, the Vested Portion of the Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised and shall be accompanied by payment in full of the aggregate Option Price. Payment of the aggregate Option Price may be made (A) in cash, or its equivalent, (B) to the extent permitted by the Committee, by transferring Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased to the Company and satisfying such other requirements as may be imposed by the Committee; provided that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee or generally accepted accounting principles), (C) if there is a public market for the Shares at such time, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate Option Price for the shares being purchased or (D) such other method as approved by the Committee. No Participant shall have any rights to dividends or other rights of a stockholder with respect to the Shares subject to the Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(ii) Notwithstanding any other provision of the Plan or this Agreement to the contrary, absent an available exemption to registration or qualification, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole reasonable discretion determine to be necessary or advisable.

(iii) Upon the Company’s determination that an Option has been validly exercised as to any of the Shares, the Company shall issue certificates in the Participant’s name for such Shares. However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to the Participant, any loss by the Participant of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

(iv) In the event of the Participant’s death, the Vested Portion of the Option shall remain vested and exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 4(a) of this Agreement. Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

5. No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate. Further, the Company or its Affiliate may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

6. Legend on Certificates. The certificates representing the Shares purchased by exercise of the Option shall be subject to such stop transfer orders and other restrictions as the Committee may deem reasonably advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, any applicable federal or state laws and the Company’s Certificate of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

7. Transferability. Unless otherwise determined by the Committee, the Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. During the Participant’s lifetime, the Option is exercisable only by the Participant.

8. Withholding. The Participant may be required to pay to the Company or its Affiliate and the Company or its Affiliate shall have the right and is hereby authorized to withhold from any payment due or transfer made under the Option or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of the Option, its exercise, or any payment or transfer under the Option or under the Plan and to take such action as may be necessary in the option of the Company to satisfy all obligations for the payment of such taxes.

9. Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of the Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

10. Notices. Any notice under this Agreement shall be addressed to the Company in care of its Chief Financial Officer and a copy to the Chief Executive Officer, each copy addressed to the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

12. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

Nalco Holding Company
By:	/S/ Stephen N. Landsman
Its:	Vice President

/S/ Gregory N. Nelson
Participant